Filed by Google Inc.

Pursuant to Rule 163 under the Securities Act of 1933

Registration Statement on Form S-3: No. 333-140828

To Googlers Currently on 10b5-1 Plans:

We’re writing to announce that we have made available a new form of 10b5-1 plan which enables sales under the Transferable Stock Option (TSO) Program, which we expect to launch in April. The new 10b5-1 plan can be found at [omitted from external version].

Googlers currently under 10b5-1 plans who want to sell options under the TSO program must amend (or terminate) their existing 10b5-1 plans. Googlers may amend their 10b5-1 plans only during an open trading window and at a time when they are not in possession of material, non-public information about Google. Our current trading window closes on February 28, 2007. In addition, the changes made in a Googler’s amendment to a 10b5-1 plan may not take effect until the later of (a) 60 days after the date of amendment and (b) two trading days after the earnings announcement occurring after the date of amendment.

A decision to amend (or terminate) a 10b5-1 plan is a complicated one, especially for Googlers who want to sell in the TSO program. Google cannot give any Google employee advice on whether to enter into, amend or terminate a 10b5-1 plan. We encourage you to consult your personal advisor and broker regarding the TSO program and 10b5-1 plans.

Please read the information we’ve posted on MOMA regarding the TSO program and 10b5-1 plans at [omitted from external version].

For more information about 10b5-1 plans in general, please review Google’s Policy Against Insider Trading located at: [omitted from external version]. If you have additional questions, please email: [omitted from external version].

Thanks.

The Insider Trading Team

Google may file a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Google has filed with the SEC for more complete information about Google and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Google will arrange to send you the prospectus after filing if you request it by calling toll-free 1-866-468-4664 or sending an e-mail to investors@google.com.